EXHIBIT 99.(p)(2)
                                                               -----------------

                          INSIDE INFORMATION STATEMENT
                                       AND
                           CODE OF ETHICS RELATING TO
                        PERSONAL SECURITIES TRANSACTIONS



                                     [LOGO]
                                   MASSMUTUAL
                                FINANCIAL GROUP
                          THE BLUE CHIP COMPANIES (SM)


Massachusetts Mutual Life Insurance Company
MassMutual Institutional Funds
MML Series Investment Fund




POLICIES AND PROCEDURES
EFFECTIVE MARCH 1, 2000
(AMENDED AUGUST 4, 2003 FOR THE MASSMUTUAL INSTITUTIONAL FUNDS
 AND THE MML SERIES INVESTMENT FUND)

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                          INSIDE INFORMATION STATEMENT
                                       AND
           CODE OF ETHICS RELATING TO PERSONAL SECURITIES TRANSACTIONS

                             PART ONE - INTRODUCTION

This Inside Information Statement and Code of Ethics Relating to Personal Securities Transactions (the "Code") establishes policies and procedures that are reasonably necessary to detect and prevent insider trading and activities that are, or might be, an abuse of fiduciary duties or create conflicts of interest. Any person having questions as to the meaning or applicability of these policies and procedures should contact the designated Compliance Director.

This Code applies to all employees, officers, directors, general partners and trustees of Massachusetts Mutual Life Insurance Company ("MassMutual"), any MassMutual subsidiary or affiliate, MML Distributors, LLC, (the "Principal Underwriter"), and any registered investment company for which MassMutual serves as investment adviser, including MassMutual Institutional Funds and MML Series Investment Fund (the "Trusts"). MassMutual and such affiliates, subsidiaries and Trusts are sometimes collectively referred to as "Members of the MassMutual Organization" and all employees, officers, directors, general partners or trustees are referred to individually as a "MassMutual Associate" and collectively as "MassMutual Associates".

This Code shall not apply to the extent that (a) any Member of the MassMutual Organization has adopted policies that are substantially similar to this Code, as determined by the Compliance Director1, or (b) the MassMutual Compliance Council representative of the line of business to which such subsidiary or affiliate reports (after consultation with the MassMutual Law Division and approval from the MassMutual Chief Compliance Officer) provides a written determination that said subsidiary's or affiliate's business conditions do not warrant the application of this or a substantially similar Code.2

This Code is intended to satisfy Rule 17j-1 of the Investment Company Act of 1940, as amended, with respect to the Trusts only if and to the extent that: (i) the Trustees of the Trusts, including a majority of the Disinterested Trustees, have adopted this Code as the Code for the Trusts at a meeting of Trustees called for such purpose; and (ii) the Trustees of the Trusts, including a majority of the Disinterested Trustees, have approved this Code on behalf of MassMutual as investment adviser to such Trusts. This Code shall not apply to an investment subadviser to the Trusts if the investment sub-adviser to the Trusts, including any MassMutual affiliate, has adopted its own code of ethics or other policies substantially similar to this Code, and the

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1 As of this printing, the following companies have policies that are substantially similar to this Code: OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc., HarbourView Asset Management Corporation, David L. Babson and Company Incorporated, Babson Securities Corporation, The DLB Fund Group, Babson-Stewart Ivory International, Charter Oak Capital Management, Inc., Trinity Investment Management Corporation, Antares Capital Corporation, Cornerstone Real Estate Advisors, Inc., MassMutual Corporate Investors, and MassMutual Participation Investors.

2 As of this printing, no subsidiaries or affiliates have been determined to be exempt from maintaining this or a substantially similar Code.

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Trustees of the Trust, including a majority of the Disinterested Trustees, have approved such investment sub-adviser's code on behalf of such investment sub-adviser and the series of the Trusts for which it serves as investment sub-adviser, and such sub-adviser provides the quarterly certifications to MassMutual and the Trustees of the Trust required by PART THREE, Article III, D, Sub-Advisers.

MassMutual expects all of those associated with it to conduct business in accordance with the highest ethical standards and in full accordance with the letter and spirit of all applicable laws and regulations. The duties and obligations imposed by this Code are in addition to those described in the MassMutual Code of Conduct as set forth in the MassMutual Compliance Guide.

Capitalized terms used in this Code that are not otherwise defined have the meanings contained in PART FIVE, Article V: Definitions.



























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                     PART TWO - INSIDE INFORMATION STATEMENT

          ARTICLE I: GENERAL POLICIES ON THE USE OF INSIDE INFORMATION

From time-to-time MassMutual Associates may, either on or off the job, come into possession of Inside Information. It is important for all MassMutual Associates to understand that any time they come into possession of Inside Information, that same information may become attributable to MassMutual as a whole. The mere possession of Inside Information is not illegal, unethical or against MassMutual policy; however, misuse of it is against the law and this Code. The following procedures and guidelines apply to all MassMutual Associates.

A.    NO TRADING

      Except as (1) permitted below, or (2) with prior written approval from the Compliance Director, no MassMutual Associate, may directly or indirectly trade Securities either for his or her personal account or for MassMutual and/or Advisory Client accounts while:

         o in possession of Inside Information regarding the issuer of such Securities; or
         o the issuer of such Securities appears on a Restricted List applicable to such MassMutual Associate.

      Notwithstanding the above, a MassMutual Associate, on behalf of MassMutual and/or its Advisory Clients, may purchase private placement Securities of an issuer even if the issuer has provided MassMutual and/or its Advisory Clients with Inside Information as part of MassMutual and/or its Advisory Client's consideration as to whether it will invest in such Securities.

B.    NO COMMUNICATION OF INSIDE INFORMATION

      No MassMutual Associate may communicate Inside Information or the content of the Restricted List to others who do not have a clear need to know. Any MassMutual Associate having Inside Information as the result of a fiduciary relationship they might have by reason of a position as an officer or director of another corporation or entity, should not disclose such information to anyone, including the Compliance Director.






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            ARTICLE II: GUIDELINES FOR IDENTIFYING INSIDE INFORMATION

The following guidelines have been established to assist MassMutual Associates in avoiding illegal Insider Trading and to aid MassMutual in preventing, detecting and imposing sanctions against Insider Trading.

A.    IDENTIFYING INSIDE INFORMATION

      Before trading for yourself or for others (including MassMutual and its Advisory Clients) in the Securities of a company about which you may have Inside Information, you should ask yourself the following questions:

      1. IS THE INFORMATION MATERIAL INFORMATION? "Material Information" in this context means information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company's Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger, acquisition or divestiture proposals or agreements, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, fraud, accounting errors and irregularities, and capital restructuring (including issue of rights, warrants or convertible Securities).

            Material Information about a company does not have to originate from such company. For example, information about the contents of a forthcoming newspaper column or "leaks" from an insider of the issuer that may be expected to affect the market price of a Security can be considered material information.

      2. IS THE INFORMATION NON-PUBLIC INFORMATION? Non-Public Information in this context means information that has not been effectively communicated to the market place. In order for information to be considered "public", one must be able to point to some fact to show that the information is generally available to the public and the securities markets have had a reasonable time to respond. For example, the following information would be considered public information: (a) information found in a public filing with the SEC or a stock exchange; (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings; or (c) information appearing in Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation.

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            Information has not been effectively communicated to the public if there has been: (a) selective disclosure to MassMutual or other institutional investors or to select groups of analysts or brokers;
            (b) partial disclosure as long as a material component of the Inside Information remains undisclosed; or (c) insufficient time for the relevant securities market(s) to trade on the information.

B.    ACTION TO TAKE

      No simple tests exist to determine if information is Material Information or Non-Public Information. If after consideration of the above, you believe that there is any possibility that the information is Material Information and Non-Public Information or if you have any questions whatsoever as to whether the information is Inside Information:

      1.    Report the matter immediately to the Compliance Director;

      2. Do not purchase or sell the Securities on behalf of yourself or others, including Advisory Clients;

      3. Do not communicate the information inside or outside MassMutual, other than to the Compliance Director or legal counsel;

      4. After the Compliance Director has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information; and

      5. Keep such information secure. For example, files containing Inside Information should be locked in filing cabinets or desks and access to computer files containing Inside Information should be restricted.

C.    RESPONSIBILITY TO UPDATE RESTRICTED LIST

      Each analyst or trader, or person who from time to time may function as such, shall have the responsibility of immediately informing the Compliance Director of any Securities Being Considered for Purchase or Sale or issuers about whom they have Inside Information. The Compliance Director shall have responsibility or assign responsibility for maintaining and updating any Restricted List of Securities that are Being Considered For Purchase or Sale, as the Compliance Director shall determine from time to time, and shall be responsible for identifying which, if any, MassMutual Associates are subject to such Restricted List.

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                       ARTICLE III: "FIREWALL" PROCEDURES

Certain Members of the MassMutual Organization have established "Firewalls" between their respective organizations. The Firewalls exist so that, to the extent practicable, Inside Information that MassMutual Associates have will not be passed or imputed from one Member of the MassMutual Organization to another Member without clear need to know. The Firewalls also exist to ensure, to the extent practicable, that the voting and investment powers over Securities held by a Member of the MassMutual Organization are exercised independently from the other members. Each Member of the MassMutual Organization may adopt additional or amend existing Firewalls. The primary guidelines for such policies and procedures are as follows:

A.    CONFIDENTIALITY

      MassMutual Associates shall make every effort to maintain the confidentiality of information entrusted to them.

B.    MEETINGS

      MassMutual Associates should avoid placing themselves in a position where they might receive Inside Information from another MassMutual Associate or officer, unless they have a legitimate need to know. When meetings occur with associates representing different Members of the MassMutual Organization to discuss investment related matters or to make presentations to the same client or prospective client, the respective individuals shall determine if Inside Information is likely to be disclosed at the meeting. Where appropriate they should take steps, in consultation with the Compliance Director, to ensure that Inside Information does not "pass over" a Firewall. This may require alteration of the presentation or separate meetings or presentations. Additionally, someone familiar with compliance and the federal securities laws, such as the Compliance Director or an attorney familiar with the laws governing the use of Inside Information, could attend these meetings to ensure that there are no inadvertent violations of the securities laws.

C.    DUAL FUNCTION EMPLOYEES, OFFICERS, AND DIRECTORS

      The roles of individuals who perform dual functions for members of the MassMutual Organization should be limited to the extent reasonably practicable to reduce the likelihood of potential violations of Firewalls. Generally, MassMutual Associates who serve as officers or directors of more than one Member of the MassMutual Organization should not be involved in the other member's investment or proxy voting decision making process or otherwise be made aware of currently existing, specific securities positions held by such other member that are not publicly available.


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D.    DUTY TO DISCLOSE BREACHES OF FIREWALL(S)

      Any MassMutual Associate should inform the Compliance Director whenever they become aware of a breach in said Firewalls(s) including any instance whereby a MassMutual Associate becomes involved in the exercise of another member's investment or voting decision making process (or otherwise was made aware of specific securities positions held by such other member that are not publicly available).


          ARTICLE IV: CONFIDENTIALITY OF ADVISORY CLIENTS' TRANSACTIONS

Until disclosed in a public report to shareholders or public filing to the SEC, all information concerning Securities Being Considered for Purchase or Sale by or on behalf of MassMutual and/or any of its Advisory Clients shall be kept confidential and disclosed by MassMutual Associates only on a need to know basis in accordance with practices and policies developed and periodically reviewed for their continuing appropriateness by the Compliance Director.


            ARTICLE V: SUPERVISORY PROCEDURES AND PERSONAL LIABILITY

All supervisory personnel are responsible for the reasonable supervision of their staff to prevent and detect violations of this Code. Failure to supervise adequately can result in the supervisor being held personally liable for violations of the securities laws and this Code. Supervisors shall ensure that employees and/or consultants joining their departments are reported to the Compliance Department.




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                     PART THREE - CODE OF ETHICS RELATING TO
                        PERSONAL SECURITIES TRANSACTIONS


                           ARTICLE I: GENERAL POLICIES

A. PERSONAL INVESTMENT ACTIVITIES

      In addition to the previously discussed duty to avoid illegal Insider Trading, the principles that govern personal investment activities for MassMutual Associates, except for DISINTERESTED TRUSTEES of the Trusts, include:

      1. The duty at all times to place the interests of MassMutual and/or its Advisory Clients first;

      2. The requirement that all personal securities transactions be consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

      3. The fundamental standard that individuals should not take inappropriate advantage of their positions.

The fiduciary principles that govern personal investment activities for DISINTERESTED TRUSTEES of the Trusts include:

      1. The duty at all times to place the interests of the MML Series Investment Fund and MassMutual Institutional Funds first;

      2. The requirement that all personal securities transactions be consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

      3. The fundamental standard that individuals should not take inappropriate advantage of their positions.

B.    GENERAL PROHIBITIONS

      In connection with the purchase, sale or disposition of a Security Held Or To Be Acquired By MassMutual and/or its Advisory Clients no person, and, in connection with the purchase, sale or disposition of a Security Held Or To Be Acquired By the MML Series Investment Fund and MassMutual Institutional Funds, no DISINTERESTED TRUSTEE of the Trust, may directly or indirectly:

      1. Use information concerning the investment intentions of or influence the investment decision making process of MassMutual and/or its Advisory Clients for personal gain or in a manner detrimental to the interests of MassMutual and/or its Advisory Clients;

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      2.    Employ any device, scheme or artifice to defraud MassMutual and/or its Advisory Clients;

      3.    Make an untrue statement of a material fact;

      4. Omit to state a material fact necessary in order to make any statement made to MassMutual and/or its Advisory Clients, in light of the circumstances under which they are made, not misleading;

      5. Engage in any act, practice, or course of business that operates or would operate as fraud, deceit or breach of trust upon, or by, MassMutual and/or its Advisory Clients; or

      6. Engage in any manipulative practice with respect to MassMutual and/or its Advisory Clients.

                        ARTICLE II: SPECIFIC POLICIES FOR
            ACCESS PERSONS, INVESTMENT PERSONS AND PORTFOLIO MANAGERS

While this Code applies to all MassMutual Associates, there are specific policies that govern the personal investment activities of Access Persons, Investment Persons and Portfolio Managers.

A.    ACCESS PERSONS

      Access Persons are (i) the directors, trustees and officers of the Trusts;
      (ii) any director, officer, general partner of MassMutual who, with respect to an Advisory Client, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by MassMutual to any Advisory Client; (iii) any director, officer or general partner of the Principal Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Securities by the Trust for which the Principal Underwriter acts or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Trust regarding the purchase or sale of Securities; and (iv) any other MassMutual Associate who in connection with his or her regular functions or duties, makes, participates in the selection of, or has ready access to information regarding the Securities Being Considered for Purchase or Sale by MassMutual or any Advisory Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales. ACCESS PERSONS INCLUDE INVESTMENT PERSONS AND PORTFOLIO MANAGERS. Access Persons are subject to the following restrictions:

      1.    PURCHASE, SALE OR OTHER DISPOSITION OF SECURITIES

            No Access Person shall purchase, sell or otherwise dispose of any Security if that same Security is being purchased or sold or being Considered for Purchase or Sale by or on

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            behalf of MassMutual and/or its Advisory Clients, provided however, that this prohibition does not apply if the disposition involves Securities that are donated to a tax-exempt organization or if given to a member of the Access Person's Immediate Family.

      2.    SERVING ON BOARDS OF TRUSTEES OR DIRECTORS

            No Access Person may serve on the Board of Directors or Trustees of a business entity without prior written approval from the Investment Committee of MassMutual's Board of Directors (the "Investment Committee"). All Access Persons that wish to serve on a Board of Directors or Trustees shall submit a written request to the Compliance Director.

            Prior approval is not required for an Access Person who is an Outside Director or Disinterested Trustee of the Trusts, although the existence of any new affiliation should be immediately disclosed to the Compliance Director.

      3.    DUTY TO DISCLOSE POSSIBLE CONFLICTS OF INTEREST

            (a) To the extent that any Access Person has a Beneficial Interest in or Control of Securities of an issuer which is Being Considered for Purchase or Sale by MassMutual, he or she shall disclose that actual or potential conflict of interest in writing to his or her manager with a copy to the Compliance Director;

            (b) Such disclosure must be made prior to the execution of the Securities transactions;

            (c) Transactions where Access Persons are known to have investments or interests deemed to be material by the Compliance Director must be brought to the Executive in charge of the particular MassMutual Organization line of business or his or her designee on a Required Approval basis; and

            (d) No Access Person having a Beneficial Interest or Control of Securities of an issuer shall unilaterally approve such a transaction involving the Securities of such issuer.

            (e) Outside Directors who are members of the Investment Committee shall make such disclosure at the meeting of the Investment Committee at which the transaction is considered.

      4.    INVESTMENT CLUBS

            Participation by Access Persons in Investment Clubs is prohibited. Access Persons who were participating in Investment Clubs prior to March 1, 2000 are exempted from this restriction (grandfathered). However, those qualifying under the "grandfather" provision are prohibited from joining additional investment clubs. If a "grandfathered" Access Person makes a recommendation to an investment club, such Security must be precleared by the Compliance Director prior to trade execution. Additionally, Access Persons relying on the "grandfather" provision must disclose their participation and related holdings annually.

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      5.    SHORT SALES INVOLVING ENTITIES ADVISED OR SUB-ADVISED BY MASSMUTUAL
            OR ANY OF ITS SUBSIDIARIES OR PARTNERS

            No Access Person shall sell short a Security issued by an entity for which MassMutual or any of its subsidiaries or partners is an investment adviser or sub-adviser. (For example, MassMutual Corporate Investors and MassMutual Participation Investors.)

      6.    BUSINESS COURTESIES, GIFTS

            No MassMutual Associate may receive any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of MassMutual or an Advisory Client. The exchange of business courtesies, such as reasonable entertainment and gifts of nominal value, is generally permissible. The common practices of the business world are acceptable but care should be taken to stay within the scope of reasonable value, standard business practices, and professional association or regulatory guidelines. This will help ensure that no special indebtedness or conflict of interest arises.

            Occasionally, a MassMutual Associate may be offered entertainment, such as tickets for cultural or sporting events. A MassMutual Associate may accept such offers but only if the offer meets the criteria above and is associated with the business transactions between MassMutual and the other party. Accepting entertainment that is primarily intended to gain favor or influence is to be strictly avoided.

            While a MassMutual Associate may give gifts of nominal value ($100), such as promotional items, Access Persons may not directly or indirectly give or accept bribes, kickbacks, special privileges, personal favors or unusual or expensive hospitality. A MassMutual Associate dealing with any U.S. Government or state agency must notify MassMutual's legal counsel prior to the exchange of any business courtesies.

            Whether a MassMutual Associate is engaged in purchasing, selling or providing service on the behalf of MassMutual or not, monetary gratuities should not be accepted.

            When the business courtesy involves a gift of travel expenses or accommodations, it must be authorized in advance by the head of the business line and proper trip documentation must be completed.

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B.    INVESTMENT PERSONS

      Investment Persons are any Access Persons who PROVIDE INFORMATION AND/OR ADVICE TO PORTFOLIO MANAGERS OR WHO HELP EXECUTE A PORTFOLIO MANAGER'S DECISIONS. INVESTMENT PERSONS INCLUDE PORTFOLIO MANAGERS. In addition to the provisions of PART THREE, Article II(A) Access Persons, Investment Persons are subject to the following restrictions:

      1.    BAN ON SHORT TERM PROFITS

            No Investment Person may profit from the purchase and sale, or sale and purchase, within any 60-day period, of any Security, except for those Securities types listed in Part THREE, Article III (A)(2)(a) and (f). Any profits realized on such trades will be disgorged pursuant to instructions from the Compliance Director.

      2.    PRIVATE PLACEMENTS

            No Investment Person may acquire any Security in a private placement without the express prior written approval of the Compliance Director.

      3.    INITIAL PUBLIC OFFERINGS

            No Investment Person or Portfolio Manager may purchase any Security in an Initial Public Offering except purchases of shares of a savings association, insurance company, or similar institution, under an existing right as a policyholder or depositor, that have been approved and precleared in advance by the Compliance Director.

C.    PORTFOLIO MANAGERS

      Portfolio Managers are Investment Persons who have DIRECT RESPONSIBILITY AND AUTHORITY TO MAKE INVESTMENT DECISIONS AFFECTING A PARTICULAR MASSMUTUAL INVESTMENT PORTFOLIO OR AN ADVISORY CLIENT ACCOUNT. In addition to the provisions of PART THREE, Article II(A) & (B), Portfolio Managers are subject to the following restrictions:

      1.    SEVEN-DAY "BLACKOUT" PERIOD

            No Portfolio Manager may purchase, sell or dispose of any Security within seven (7) calendar days before or after the purchase or sale of that Security by MassMutual or an Advisory Client for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director. Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III
            (A)(2)(a)-(e), (Please note items (f) and (g) from PART THREE,
            Article III (A)(2) are NOT exempt from this provision.)

            FOR THE MASSMUTUAL INSTITUTIONAL FUNDS AND THE MML SERIES INVESTMENT FUND ONLY:

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            No Portfolio Manager may purchase, sell or dispose of any Security within seven (7) calendar days before or after the purchase or sale of that Security by MassMutual or an Advisory Client for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director. Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III
            (A)(2)(a)-(e) and (g), (Please note item (f) from PART THREE,
            Article III (A)(2) is NOT exempt from this provision.)

      2.    CONTRA TRADING RULE

            No Portfolio Manager shall, without preclearance, sell out of his or her personal account or the account of any member of his or her Immediate Family any Security or related Security held by MassMutual and/or on behalf of its Advisory Client, for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director

            Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III (A)(2)(a)-(e), (Please note items (f) and (g) from PART THREE, Article III(A)(2) are not exempt from these provisions.)

D.     DISINTERESTED TRUSTEES OF THE TRUSTS

      1.    PURCHASE, SALE OR OTHER DISPOSITION OF SECURITIES

            No Disinterested Trustee of the Trusts shall purchase, sell or otherwise dispose of any Security if the Disinterested Trustee has actual knowledge that such Security is "Being Considered for Purchase or Sale" by or on behalf of the MML Series Investment Fund or the MassMutual Institutional Funds.

               ARTICLE III: PRECLEARANCE, DUPLICATE CONFIRMATIONS
 AND REPORTING PROCEDURES APPLICABLE TO MASSMUTUAL ASSOCIATES AND DISINTERESTED
                                    TRUSTEES

      There are preclearance and a number of reporting requirements that apply to Access Persons, Investment Persons, Portfolio Managers and Disinterested Trustees. The Compliance Director will make every effort to inform any individual that he or she qualifies as an Access Person, Investment Person and/or Portfolio Manager.

      A.    ACCESS PERSONS (INCLUDES INVESTMENT PERSONS AND PORTFOLIO MANAGERS)

      1.    PRECLEARANCE

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            No Access Person may purchase, sell or otherwise acquire or dispose of any Security in which he or she has, or as a result of such transaction will establish, a Beneficial Interest or Control without the prior written approval of the Compliance Director. Preclearance is not required if Securities are donated to a tax-exempt organization or given as a gift between members of the Access Person's Immediate Family. PRECLEARANCE IS VALID ONLY FOR THE DAY IT IS OBTAINED.

            FOR THE MASSMUTUAL INSTITUTIONAL FUNDS AND THE MML SERIES INVESTMENT FUND ONLY:

            No Access Person may purchase, sell or otherwise acquire or dispose of any Security in which he or she has, or as a result of such transaction will establish, a Beneficial Interest or Control without the prior written approval of the Compliance Director. Preclearance is not required for any Access Person who, but for being a trustee or officer of the MML Series Investment Fund or the MassMutual Institutional Funds, would otherwise not be an Access Person and who in connection with his or her regular functions or duties as a trustee or officer of the MML Series Investment Fund or the MassMutual Institutional Funds does not make, participate in the selection of, or have ready access to information regarding the Securities Being Considered for Purchase or Sale by any series of the MML Series Investment Fund or the MassMutual Institutional Funds and whose functions do not relate to the making of any recommendations with respect to such purchases or sales. Preclearance is not required if Securities are donated to a tax-exempt organization or given as a gift between members of the Access Person's Immediate Family. PRECLEARANCE IS VALID ONLY FOR THE DAY IT IS OBTAINED.

            HOW TO OBTAIN PRECLEARANCE.

            For preclearance, call the Compliance Preclearance Hot-line. The MassMutual Compliance Department will typically be available for preclearance during regular NYSE trading hours except on days on which MassMutual and/or its Advisory Clients has an emergency closing, snow day cancellation, etc. In such cases a message will be left on the Compliance Hot voice mail which will instruct the caller as to what number to dial in order to obtain such preclearance, or in extreme cases, that preclearance is not available.

            Preclearance communications may be recorded for the protection of MassMutual and its Associates.

      2.    PRECLEARANCE EXEMPTIONS

            Certain transactions do not need to be precleared.

            (a)   EXEMPT SECURITIES AND FUNDS

                  Purchases, sales or dispositions of the following types of
                  Securities: direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered Open-End Investment Companies (closed-end mutual funds are not exempt from preclearance), and high quality short-term debt instruments, including repurchase agreements. High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

            (b)   NO DIRECT OR INDIRECT CONTROL OVER ACCOUNT

                  Purchases, sales or dispositions of securities for an account over which an Access Person has no direct or indirect control, typically known as a "blind trust".

            (c)   INVOLUNTARY PURCHASES OR SALES

                  Involuntary purchases or sales made by a Access Person or by or on behalf of an Advisory Client, such as spin-offs of shares of an issuer to existing shareholders or a call of a debt Security by the issuer.

            (d)   DIVIDEND REINVESTMENT PLAN (DRIPS)

                  Purchases which are part of an automatic dividend reinvestment plan.

            (e)   PRO RATA DISTRIBUTIONS

                  Purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer (and the sale of such rights).

            (f)   OTHER SECURITIES

                  Purchases or sales of the following types of Securities: municipal general obligations, Securities held by a Trust established to fund the employee's retirement benefit plans such as a 401(k) plan, interests in Securities that are related to broad-based equity indices, and interest rate or commodity futures. Approval from the Compliance Director is required for these exemptions to be granted.

            (g)   DE MINIMIS S&P 500 PRECLEARANCE EXEMPTION

                  Except as provided in the following paragraph, preclearance is not required for any acquisitions or dispositions of shares of stock and bonds issued by a company which is included in the Standard & Poor's 500 Index (the "S&P 500") or the NASDAQ 100 Index if the total (absolute value) of such purchases, sales and dispositions does not exceed 1000 shares of stock or $10,000 par value of bonds of a single issuer, in any given calendar quarter.

                  The De Minimis preclearance exemption may NOT be used in connection with transactions in warrants, options and futures.

                  A listing of the members in the S&P 500 and NASDAQ 100 Indices referenced above is available in the MassMutual Compliance Department.

            FOR THE MASSMUTUAL INSTITUTIONAL FUNDS AND THE MML SERIES INVESTMENT FUND ONLY:

            (g) LARGE CAP/ DE MINIMIS EXEMPTION

                1. An Access Person or an Investment Person that pre-clears transactions will receive pre-clearance in a publicly traded Security that would otherwise have been denied solely because (i) such Security is under consideration or trading in a client account; or (ii) due to the restrictions contained in Part Three, Article II(c)(1), above, provided that:

                        (a) The issuer of the Security in which the Access Person wishes to transact has a market capitalization exceeding U.S. $3 billion (a "Large Cap Security, AND

                        (b) The aggregate amount of such Access or Investment Person's transactions in that Large Cap Security does not exceed 1,000 shares or, for fixed income securities, $10,000 par value of bonds within any seven calendar day period.

                     Such transactions will be subject to all other provisions of the Code

      3.    DUPLICATE CONFIRMATIONS

            All Access Persons shall arrange for copies of confirmations of ALL personal Securities transactions involving a Securities account in which the Access Person has a Beneficial Interest or Control to be sent promptly by the Access Person's broker(s) directly to the Compliance Director. Accounts which may only hold Open-End Investment Companies are exempt from this reporting requirement.

            FOR THE MASSMUTUAL INSTITUTIONAL FUNDS AND THE MML SERIES INVESTMENT FUND ONLY:

      3. DUPLICATE CONFIRMATIONS AND PERIODIC STATEMENTS FOR ALL SECURITIES ACCOUNTS

            All Access Persons shall arrange for copies of confirmations of ALL personal Securities transactions and, if requested by the Compliance Director, periodic account statements involving a Securities account in which the Access Person has a Beneficial Interest or Control to be sent promptly by the Access Person's broker(s) directly to the Compliance Director. Periodic account statements, if requested by the Compliance Director, must be submitted on at least a quarterly basis. Accounts which may only hold Open-End Investment Companies are exempt from this reporting requirement.

      4.    INITIAL HOLDINGS REPORT

            New Access Persons must file a report disclosing the title, number of shares, and principal amount of all Securities in which they have any direct or indirect beneficial ownership when the Access Person became an Access Person and the name of any broker, dealer, or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date when the person became an Access Person, and the date that the report is submitted by the Access Person. This Initial Holding Report is due within ten days after the person became an Access Person.

      5. QUARTERLY REPORTS

            (a) THE SEC REQUIRES that all Access Persons, within ten (10) calendar days after the end of each calendar quarter, make a written report (the "Quarterly Report") certifying to the Compliance Director that the Quarterly Report lists all Security transactions in which the Access Person has a Beneficial Interest or over which the Access Person exercises Control. Copies of broker prepared periodic securities account statements ("Account Statement") may be attached to the Quarterly Report in lieu of listing each of the transactions detailed in the Account Statement on the Quarterly Report so long as all information required in the Quarterly Report is contained in the Account Statement. The Quarterly Report form will be sent out to Associates at the end of the quarter. Late filers are in technical violation of the law and will be subject to disciplinary action.

            (a) Each Quarterly Report must contain: (i) with respect to each reportable transaction for the quarter, the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved, the nature of the transaction (e.g. purchase or sale), the price at which the transaction was effected; and the name of the broker, dealer, or bank with or through which the transaction was affected;
                  (ii) with respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established; and (iii) the date that the report is submitted by the Access Person.

            (c) All Security transactions are reportable, even those exempt from the preclearance requirements except those exempt Securities described in PART THREE, Article III (A)(2)(a) and
                  (b). Notwithstanding the aforementioned, any transaction involving shares of an Open-End Investment Company that is advised by MassMutual MUST be reported in the Quarterly Report.

      6.    ANNUAL CERTIFICATION OF UNDERSTANDING AND COMPLIANCE

            All Access Persons shall within 10 days of employment and at least annually thereafter, certify to the Compliance Director that they have read and understand this Code, recognize that they are subject to it, have complied with its requirements and have disclosed or reported all required personal Securities transactions and holdings.

B.    ACCESS PERSONS - ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

      All Access Persons shall, at least annually, disclose all Securities, except as indicated in PART THREE, Article III(A)(2)(a) and (b), to the Compliance Director in an Annual Disclosure of Personal Securities Holdings Report, (i) all Securities (title, number of shares and principal amount) in which he or she has a Beneficial Interest or Control, and (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted by the Access Person. Only Securities described in PART THREE,
      Article III(A)(2)(a) and Securities in accounts described in (b) are exempt from the Annual Disclosure Requirement. The information contained in the report must be current as of a date no more than 30 days before the report is submitted. Any Open-End Investment Company managed by MassMutual must be disclosed.

C.    DISINTERESTED TRUSTEES

      Within thirty (30) calendar days after the end of each calendar year, each Disinterested Trustee shall submit a written statement to the Compliance Director, that he or she has complied with the requirements of this Code applicable to Disinterested Trustees.

      Disinterested Trustees need NOT file (a) an initial or annual holdings report or (b) a quarterly transaction report except where the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a fund trustee, should have known that during the 15-day period immediately before and after the Disinterested Trustee's transaction in a Security such Security is or was purchased or sold by a fund in the MML Series Investment Fund or the MassMutual Institutional Funds or its investment sub-adviser considered purchasing such Security.

D.    SUB-ADVISERS
      On a frequency to be determined by the Compliance Director, but in no case less frequently than annually, all Sub-Advisers to MassMutual or the Trusts must submit a written report that:

         o Describes any issues arising under the code of ethics or procedures since the last report including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

         o Certifies that the subadviser has adopted procedures reasonably necessary to prevent its Access Persons (as defined in SEC Rule 17j-1) from violating the code.

                         PART FOUR - COMPLIANCE DIRECTOR

                         ARTICLE I: COMPLIANCE DIRECTOR

The role of the Compliance Director is critical to the implementation and maintenance of this Code.

A.    APPOINTMENT

      The Chief Investment Officer shall designate a Compliance Director who shall have the authority and responsibility to administer this Code as it applies to the operations of that Member of the MassMutual Organization and/or its Advisory Clients.

B.    PREVENTION OF VIOLATIONS

      The Compliance Director shall be, or shall become, familiar with investment compliance practices and policies and shall report any material inadequacy to the Chief Investment Officer, the Chief Compliance Officer, and the General Counsel of MassMutual.

      The Compliance Director shall:

      1. Furnish all Access Persons with a copy of this Code and periodically inform them of their duties and obligations thereunder;

      2.    Obtain signed certifications from each Access Person stating that:
            (a) such Access Person has received a copy of the Code; (b) has read it; (c) understands it; and (d) is either in compliance with all of its provisions or has disclosed in writing to the Compliance Director any instance of actual or possible violation of the Code;

      3. Conduct periodic educational programs to explain the terms of this Code and applicable securities laws, regulations and cases;

      4. Answer questions regarding this Code, and keep abreast of changes in applicable laws and regulations;

      5. Interpret this Code consistent with the objectives of applicable laws, regulations and industry practices;

      6. Consistent with this Code and applicable SEC rules, promptly review, and in writing either approve or disapprove, each request of MassMutual Associates for clearance to trade in specified Securities for or on behalf of MassMutual, one or more Advisory Clients, or for their personal account;

      7. Conduct audits, inspections and investigations as necessary or appropriate to prevent or detect possible violations of this Code. Report, with his or her recommendations, any apparent and material violations of this Code to the Chief Investment Officer and the General Counsel and the Chief Compliance Officer of MassMutual. Report, where appropriate, to the directors of MassMutual, or any Committee appointed by them to deal with such information;

      8.    Develop and maintain one or more Restricted Lists.

      9. Determine whether particular Securities transactions qualify for the De Minimis S&P 500 Exception from preclearance as set forth in PART THREE, Article III(A)(2)(g) De Minimis S&P 500 Exception.

      10. Grant exceptions or exemptions on a transaction, an individual or a class basis, to any of the provisions of PART III, Article III:
            Preclearance, Duplicate Confirmations and Reporting Procedures applicable to MassMutual Associates and Disinterested Trustees, provided that such exceptions or exemptions are consistent with the spirit of the principles on which this Code is premised.

      11. Periodic reviews of all personal Securities transactions effected by Access Persons, the scope and frequency of such review to be determined by the Compliance Director.

      12. Oversee the manner of disposition of any profits required to be disgorged in conformance with company guidelines.

      13. Designate one or more persons to have the authority and responsibility to act on behalf of the Compliance Director when necessary or appropriate;

      14. Maintain confidential information regarding personal Securities transactions and holdings and only disclose such information to persons with a clear need to know, including state and federal regulators when required or deemed necessary or appropriate by the Compliance Director in conformance with the provisions of the Code;

      15. Develop policies and procedures designed to implement, maintain and enforce this Code;

      16. Resolve issues of whether information received by an officer, director or employee of the MassMutual Organization constitutes Inside Information;

      17. Confirm that there are department supervisors implementing this Code;

      18. Develop, implement, review, and revise specific firewall procedures consistent with SEC rules and this Code; and

      19. Review this Code on a regular basis and recommend to the Chief Investment Officer and the MassMutual Board of Directors amendments, as are necessary or appropriate.

C.    DETECTION OF VIOLATIONS

      To prevent and detect Insider Trading, the Compliance Director shall:

      1. Review the trading activity and Holdings reports filed by each Access Person;

      2.    Review duplicate brokerage confirmations required of each Access
            Person.

      3.    Review the trading activity of MassMutual and its Advisory Clients;
            and

      4. Coordinate the review of such reports with other appropriate officers, directors or employees of the MassMutual Organization.

D.    REPORTS AND RECORDS

      1.    REPORTS

            The Compliance Director shall:

            (a) Prepare a quarterly report containing a description of any material violation requiring significant remedial action during the past quarter and any other significant information concerning the application of this Code. The Compliance Director shall submit the report to MassMutual's Chief Investment Officer, Chief Compliance Officer, General Counsel and the Board of Trustees of each mutual fund potentially affected.

            (b) Prepare written reports at least annually summarizing any exceptions or exemptions concerning personal investing made during the past year; listing any violations requiring significant remedial action; identifying any recommended changes to the Code or the procedures thereunder. The report should include any violations that are material, any sanctions imposed to such material violations and report any significant conflicts of interest that arose involving the personal investment policies of the organization, even if the conflicts have not resulted in a violation of the Code. The Compliance Director shall submit the Report to MassMutual's Chief Investment Officer, Chief Compliance Officer, General Counsel, the Board of Directors of MassMutual and the Board of Trustees of each mutual fund. The report to the Board of Trustees shall certify that MassMutual and the MML Series Investment Fund and MassMutual Institutional Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

                  More frequent reports may be appropriate in certain circumstances, such as when there have been significant violations of a code or procedures, or significant conflicts of interest arising under the code or procedures.

      2.    RECORDS

            The Compliance Director shall maintain or cause to be maintained, the following records:

            (a) A copy of this Code or any other Code which has been in effect during the most recent 5-year period;

            (b) A record of any violation of any such Code and of any action taken as a result of such violation in the 5-year period following the end of the fiscal year in which the violation took place;

            (c) A copy of each report made by the Compliance Director for a period of 5 years from the end of the fiscal year of MassMutual and of the MML Series Investment Fund and MassMutual Institutional Funds, as applicable, in which such report is made or issued;

            (d) A list of all persons currently or within the most recent 5-year period who are or were required to make reports pursuant to this, or a predecessor Code, or who are or were responsible for reviewing these reports; along with a copy of all Initial Holdings Reports, Quarterly Reports, Annual Reports, Preclearance Forms and Duplicate Confirmations filed during that same period;

            (e) An up-to-date list of all Access Persons, Investment Persons and Portfolio Managers with an appropriate description of their title or employment; and

            (f) A record of the approval of, and rationale supporting, the acquisition of Securities in IPO's and private placements for at least five years after the end of the fiscal year in which the approval is granted.

            The aforementioned records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

                         PART FIVE - GENERAL INFORMATION

                  ARTICLE I: NO MASSMUTUAL LIABILITY FOR LOSSES

MassMutual and/or its Advisory Clients shall not be liable for any losses incurred or profits avoided by any MassMutual Associate resulting from the implementation or enforcement of this Code. MassMutual Associates should understand that their ability to buy and sell Securities is limited by this Code and that trading activity by MassMutual and/or its Advisory Clients may affect the timing of when an Access Person can buy or sell a particular Security.

                        ARTICLE II: REPORTING VIOLATIONS

Any MassMutual Associate who knows or has reason to believe that this Code has been or may be violated shall bring such actual or potential violation to the immediate attention of the Compliance Director.

                      ARTICLE III: PENALTIES FOR VIOLATIONS

Individuals who trade on or inappropriately communicate Inside Information are not only violating this Code but are also involved in unlawful conduct. Penalties for trading on or communicating Inside Information can be severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if they do not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided ("disgorgement"), jail sentences, fines for the person committing the violation of up to three times the profit gained or loss avoided, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Code shall be subject to the imposition of such sanctions by MassMutual as may be deemed appropriate under the circumstances to achieve the purposes of applicable SEC rules and this Code. Such sanctions could include, without limitation, bans on personal trading, reductions in salary increases, the forfeiture of incentive compensation benefits, disgorgement of trading profits, transfer to another position at MassMutual, suspension of employment and termination of employment. Sanctions for violation of this Code by a Disinterested Trustee of MML Series Investment Fund and MassMutual Institutional Funds shall be determined by a majority vote of the Trust's other Disinterested Trustees.

                             ARTICLE IV: AMENDMENTS

      This Code may not be amended as to any entity that adopts it except in a written form approved by a vote of such entity's Board of Trustees/Directors.

                             ARTICLE V: DEFINITIONS

ACCESS                As defined in Part Three, Article II: Specific Policies
PERSONS               for Access Persons, Investment Persons and Portfolio
                      Mangers.

ADVISORY              Means any person who has an investment advisory services
CLIENT                agreement with MassMutual.

ASSOCIATES            As defined in Part One - Introduction

BEING                 A Security is deemed as "Being Considered for Purchase or
CONSIDERED FOR        Sale" when a recommendation to purchase or sell such
 PURCHASE OR SALE     Security has been made and communicated to a portfolio
                      manager, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

BENEFICIAL            Means any interest by which: (a) an Access Person
INTEREST OR           exercises direct or indirect control over the purchase,
CONTROL               sale or other disposition of a Security; or (b) an Access
                      Person or any member of his or her Immediate Family can directly or indirectly derive a monetary/financial interest from the purchase, sale, disposition or ownership of a Security.

                      Examples of indirect monetary/financial interests include:
                      (a) interests in partnerships and trusts that hold Securities but does not include Securities held by a blind trust or by a Trust established to fund employee retirement benefit plans such as 401(k) plans; (b) a performance-related fee received by the Access Person for providing investment advisory services; and (c) a person's rights to acquire Securities through the exercise or conversion of any derivative instrument.

CLOSED-END            Means a mutual fund with a set number of shares issued and
INVESTMENT            distributed to investors in a public offering, identical
COMPANY               to the way corporate Securities reach public hands. A
                      Closed-End Investment Company's capitalization is basically fixed (unless an additional public offering is made). After the public offering stock is distributed, anyone who wants to buy or sell shares does so in the secondary market (either on an exchange or over the counter). Also, see definition of Open-End Investment
                      Company.

COMPLIANCE            Means the person designated by the Chief Investment
DIRECTOR              Officer to be principally responsible for the prevention
                      and detection of violations of this Code and related laws and regulations.

DISINTERESTED         Means a Trustee of MML Series Investment Fund and/or the
TRUSTEE               MassMutual Institutional Funds who is not an "interested
                      person" of MassMutual within the meaning of Section
                      2(a)(19) of the Investment Company Act of 1940.

MEMBER OF             means Massachusetts Mutual Life Insurance Company, the MML
MASSMUTUAL            Series Investment Fund and MassMutual Institutional Funds,
ORGANIZATION          MML Distributors, LLC, and all other affiliates and
                      subsidiaries, including those identified in Footnote 1 to this Code and all persons controlled by, controlling or under common control except to the extent that any such person has adopted policies and procedures to detect and prevent insider trading that are substantially similar to this Code.

IMMEDIATE             means related by blood or marriage AND living in the same
FAMILY                household includes: any child, stepchild, grandchild,
                      parent, stepparent, grandparent, spouse, "significant other", sibling, mother-, father-, son-, daughter-, brother or sister-in-law, and any adoptive relationships.
                      The Compliance Director, after reviewing all the pertinent facts and circumstances, may determine that an indirect
                      Beneficial Interest in Securities held by members of the Access Person's Immediate Family does not exist.

INSIDER means, in most cases, employees, officers and directors of a company. In addition, a person may become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of another company's affairs and as a result is given access to information solely for MassMutual and/or its Advisory Client's purposes. A temporary insider could include a company's attorneys, accountants, bank lending officers and printers. A MassMutual Associate, such as a securities analyst, may become a temporary insider of another company if the other company expects such person to keep the disclosed non-public information confidential and the relationship at least implies such a duty.

INSIDE                means Material Information that is Non-Public Information.
INFORMATION

INSIDER               means trading in Securities (whether or not one is an
TRADING               "Insider") while having Inside Information, or to
                      communicating Inside Information to others. While the law concerning insider trading is not static, it is generally understood to prohibit:

                      1. trading by an Insider, while in possession of Inside Information; or

                      2. trading by a non-insider, while in possession of Inside Information, where the information either was disclosed to the non-insider in violation of an Insider's duty to keep it confidential or was misappropriated; or

                      3. communicating Inside Information to others by either an Insider or a non-insider prohibited from trading by Part II of this Code.

INVESTMENT CLUB       means a group of people who pool their assets in order to
                      make joint decisions (typically a vote) on which Securities to buy, hold or sell.

INVESTMENT            means any Access Person who provides information and/or
PERSON                advice to Portfolio Managers or who helps execute a
                      Portfolio Manager's decisions (e.g., traders, analysts).

MATERIAL              means information for which there is a substantial
INFORMATION           likelihood that a reasonable investor would consider it
                      important in making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company's Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger, acquisition or divestiture proposals or agreements, information relating to a tender offer, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, adverse test results of new products, extraordinary borrowing, purchase or - sale of substantial assets, and capital restructuring
                      (including issue of rights, warrants or convertible securities).

                      Material Information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper column that may be expected to affect the market price of a Security can be considered material information.

                      NO SIMPLE TEST EXISTS TO DETERMINE WHEN INFORMATION IS MATERIAL. FOR THIS REASON, YOU SHOULD DIRECT ANY QUESTIONS WHATEVER ABOUT WHETHER INFORMATION IS MATERIAL TO THE COMPLIANCE DIRECTOR.

NON-PUBLIC            means information that has not been effectively
INFORMATION           communicated to the market place. In order for information to be considered "public", one must be able to point to some fact to show that the information is generally available to the public and the securities markets have had a reasonable time to respond. For example, the following information would be considered public information: (a) information found in a public filing with the SEC or a stock exchange; (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings; or
                      (c) information appearing in Bloomberg, Dow Jones News
                      Service, Reuters Economic Services, The Wall Street
                      Journal or other publications of general circulation.

                      Information has not been effectively communicated to the public if there has been: (a) selective disclosure to MassMutual or other institutional investors or to select groups of analysts or brokers; (b) partial disclosure as long as a material component of the Inside Information remains undisclosed; or (c) insufficient time for a relevant securities market(s) to trade on the information.

OPEN-END              means a mutual fund that issues its shares in open-ended
INVESTMENT            offerings. New shares are continuously created as
COMPANY               investors buy them. Investors who want to sell shares sell them back to the company (which redeems them) rather than to another investor. The capitalization of such a mutual fund is open-ended; as more investors buy mutual fund shares, the fund's capital expands. By the same token when investors liquidate their holdings, the fund's capital shrinks. Also, see definition of Closed-End Investment
                      Company.

PORTFOLIO             means an Investment Person who has the direct
MANAGER               responsibility and authority to make investment decisions
                      affecting a particular MassMutual and/or Advisory Client's account or portfolio.

RESTRICTED LIST       means a list(s) maintained by a MassMutual entity that
                      includes the names of the Securities of which are being actively traded, Being Considered for Purchase or Sale by MassMutual and/or its Advisory Clients or, when appropriate, its subadvisers, and the names of any issuer about whom MassMutual has Inside Information or on whose board of directors MassMutual Associates serve. An issuer, or Security, as applicable, will be removed from the Restricted List when what had been Inside Information becomes available to the public, when the interlocking directorate no longer exists or when what had been a Security Being Considered for Purchase or Sale is no longer under such consideration. Each analyst and trader is responsible for ensuring that all issuers with whom they have worked are properly reflected in the Restricted
                      List in accordance with provisions of this Code.

                      The content of the Restricted List is confidential and will be distributed only to those that have a need to know the identity of the issuers in the context of performing their job responsibilities;

SECURITY means any stock or transferable share; note, bond, debenture or other evidence of indebtedness, investment contract, any warrant or option to acquire or sell a Security, any financial futures contract, put, call, straddle, option, or any interest in any group or index of Securities, or in general, any interest or instrument commonly known as a "Security."


SECURITY HELD         means any Security which, within the most recent 15 days,
OR TO BE              (i) is or has been held by MassMutual and/or an Advisory
ACQUIRED              Client or (ii) is being or has been considered by
                      MassMutual for itself and/or its Advisory Clients. This includes any option on a Security that is convertible into or exchangeable for, any Security that is held or to be acquired. The Compliance Director may amend this definition to the extent necessary to comply with Rule
                      17j-1 of the Investment Company Act of 1940.

SUB-ADVISER           means an investment adviser that has entered into an
                      investment sub-advisory contract with MassMutual to provide investment advisory services to a portfolio or fund for which MassMutual is the ultimate investment adviser.




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